EXHIBIT 99.2

For further information, please contact ABM’s Senior Vice
President & Chief Financial Officer, George B. Sundby,
at 415/733-4000 (or e-mail gsundby@abm.com).

ABM INDUSTRIES REPORTS FOURTH QUARTER INCOME FROM CONTINUING OPERATIONS UP 15%

SAN FRANCISCO, December 9, 2003 — ABM Industries Incorporated (NYSE:ABM) today reported its income from continuing operations for the quarter ended October 31, 2003 was $12.8 million ($0.26 per diluted share) up 15% compared to $ 11.1 million ($0.22 per diluted share) for the fourth quarter of fiscal 2002. Sales and other income for the fourth quarter of fiscal 2003 were $578.4 million, up 4% from $555.1 million for the fourth quarter of the prior year. Net income for the quarter ended October 31, 2003, which included an after-tax gain of $51.5 million ($1.03 per diluted share) as a result of the previously announced sale of the assets of Amtech Elevator Services to Otis Elevator (“Otis”) on August 15, 2003, was $64.5 million ($1.29 per diluted share) compared to $12.1 million ($0.24 per diluted share) for fourth quarter of fiscal 2002.

     The quarter ended October 31, 2003 included a $1.1 million ($0.7 million after-tax) settlement for prior period services performed related to a managed parking lot contract in Houston which was substantially offset by a provision of $1.0 million ($0.6 million after-tax) for parking sales taxes for prior years based on a sales tax audit. The 2003 fourth quarter also included revenues and operating profits generated by the self-performed janitorial operations of Horizon National Commercial Services acquired in January 2003, the commercial parking operations of Valet Parking Service acquired in May 2003 and the operations of HGO, Inc., a provider of janitorial services based in King of Prussia, Pennsylvania, acquired in August 2003. The fourth quarter of fiscal 2002 included $1.0 million of interest income ($0.6 million after-tax) from the resolution of past due balances with two janitorial customers, as well as a $0.5 million gain ($0.3 million after-tax) on the early termination of a parking lease.

     Income from continuing operations for the year ended October 31, 2003 was $36.4 million ($0.73 per diluted share) compared to $ 44.1 million ($0.86 per diluted share) for fiscal 2002, Sales and other income for the year 2003 were $2,262.5 million, up 9% from $2,068.1 million for the prior year. Net income for the year ended October 31, 2003, which included the operating result of the Elevator segment prior to its August 15, 2003 sale to Otis and the previously mentioned after-tax gain of $51.5 million ($1.03 per diluted share), was $90.5 million ($1.81 per diluted share) compared to $46.7 million ($0.92 per diluted share) for fiscal 2002.

     A number of events affected the comparability of the years. In addition to the fourth quarter items previously discussed income from continuing operations for fiscal year 2002 benefited from a $10.0 million gain ($6.3 million after-tax) from two partial settlements on the World Trade Center insurance claim, and a $2.0 million tax benefit from the adjustment of prior-year estimated tax liabilities. Fiscal year 2002 was adversely affected by a $3.2 million provision ($2.0 million after-tax) for costs associated with the elimination of the Chief Administrative Officer position, the early retirement of the Corporate General Counsel and the replacement of the President of the ABM Facility Services. Fiscal year 2003 benefited from the previously discussed acquisitions completed in 2003 and a full year of revenue and operating profits generated from Lakeside Building Maintenance which was acquired in July 2002.

     “Fourth quarter performance was solid across all operating segments,” said Henrik C. Slipsager, ABM’s President & Chief Executive Officer. “In addition to our solid quarter, we are extremely pleased with the completion of the successful sale of the operating assets of our Elevator segment to Otis Elevator and the acquisition of HGO, Inc., a premier janitorial operation,” said Slipsager.

     “With $111 million of cash at year-end and no debt, we are in a financial position that ABM has never seen before. We expect over time to continue to make acquisitions in our core services, “ said Slipsager. “ Looking into the new year, all operations are seeing a marked increase in business activity which bodes well for the future. Excluding any acquisition, we expect income from continuing operations for fiscal year 2004 will be in the range of $0.80- $0.90 per diluted share.”

     Wednesday morning, December 10th, at 6:00 a.m. (Pacific Standard Time), ABM will host a live webcast of remarks by President & Chief Executive Officer Henrik C. Slipsager and Senior Vice President & Chief Financial Officer George B. Sundby, who will also answer questions from a panel of financial analysts who will join Slipsager and Sundby on the conference call. The webcast will be accessible at www.irconnect.com/primecast/04/q4/abm_4q2003.mhtml by clicking on ABM at that site. Listeners are requested to be online at least fifteen minutes early to register, as well as to download and install any complimentary audio software that might be required. The webcast will be archived at this URL for one year thereafter. In addition to the webcast, a limited number of toll-free telephone lines will be available for listeners who are among the first to call 877/440-9648 within fifteen minutes before the event. Telephonic replays will be accessible for 48 hours beginning two hours after the call ends by dialing 800/642-1687, and then entering ID #2432289.

     ABM Industries Incorporated is one of the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2003 revenues in excess of $2.2 billion and more than 64,000 employees, ABM provides janitorial, parking, engineering, security, lighting, mechanical and network services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across North America. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Engineering, American Commercial Security (ACSS), Amtech Lighting, CommAir Mechanical and ABM Service Network.

Safe Harbor Statement

     Cautionary Safe Harbor Disclosure for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995: Because of the factors set forth below, as well as other variables affecting the Company’s operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. The statements contained herein which are not historical facts are forward-looking statements that are subject to meaningful risks and uncertainties, including but not limited to: (1) significant decreases in commercial real estate occupancy, resulting in reduced demand and pricing pressures on building maintenance and other facility services in the Company’s major markets, (2) inability to pass through cost increases in a timely manner, or at all, or to reduce expenses when sales decline, (3) loss or bankruptcy of one or more of the Company’s major customers, which could adversely affect the Company’s ability to collect its accounts receivable or recover its deferred costs as well as having an adverse impact on future revenue, (4) major collective bargaining issues that may cause loss of revenues or cost increases and that may give non-union competitors an advantage in gaining market share, (5) significant shortfalls in adding additional customers in existing and new territories and markets, (6) weakness in the travel and hospitality industry, which could adversely affect parking revenues from airport and hotel facilities, (7) reduced capital projects spending by customers which could negatively impact the project revenue of the lighting and mechanical segments, (8) inability to successfully integrate acquisitions into the Company, (9) a protracted slowdown in the Company’s acquisition activities, (10) legislation or other governmental action that severely impacts one or more of the Company’s lines of business, such as price controls that could restrict price increases, or the unrecovered cost of any universal employer-paid health insurance, as well as government investigations that adversely affect the Company, (11) reduction or revocation of the Company’s line of credit, which would increase interest expense or the cost of capital, (12) cancellation or nonrenewal of the Company’s primary insurance policies, as many customers contract out services based on the contractor’s ability to provide adequate insurance coverage and limits, (13) catastrophic uninsured or underinsured claims against the Company, the inability of the Company’s insurance carriers to pay otherwise insured claims, or inadequacy in the Company’s reserve for self-insured claims, (14) inability to employ entry level personnel at competitive wage rates due to labor shortages, (15) resignation, termination, death or disability of one or more of the Company’s key executives, which could adversely affect customer retention and day-to-day management of the Company, and (16) other material factors that are disclosed from time to time in the Company’s public filings with the United States Securities and Exchange Commission, such as reports on Forms 8-K, 10-Q and 10-K.

BALANCE SHEET SUMMARY

	October 31,	October 31,	Increase
	2003	2002	(Decrease)

Assets
Assets held for sale	$—	$32,136,000	—
Other current assets	500,648,000	410,024,000	22.1%
Goodwill	201,866,000	164,009,000	23.1%
All other assets	93,469,000	98,770,000	-5.4%
Total assets	$795,983,000	$704,939,000	12.9%
Liabilities
Liabilities held for sale	$—	$7,403,000	—
Other current liabilities	256,691,000	219,687,000	16.8%
Non-current liabilities	95,256,000	91,179,000	4.5%
Total liabilities	$351,947,000	$318,269,000	10.6%
Stockholders’ Equity	$444,036,000	$386,670,000	14.8%
Total liabilities and stockholders’ equity	$795,983,000	$704,939,000	12.9%

SELECTED CASH FLOW INFORMATION

	Three Months Ended October 31,		Increase
	2003	2002	(Decrease)

	(UNAUDITED)
Net Cash Provided By Operating Activities	$11,084,000	$47,769,000	-76.8%
Net Cash Provided By (Used In) Investing Activities	$92,796,000	$(4,707,000)	—
Common stock issued	$3,097,000	$4,299,000	-28.0%
Stock buyback	(18,262,000)	(6,962,000)	162.3%
Dividends paid	(4,632,000)	(4,447,000)	4.2%
Repayment of long-term borrowings	—	(15,000,000)	—
Increase in bank overdraft	—	(4,281,000)	—
Net Cash Used In Financing Activities	$(19,797,000)	$(26,391,000)	-25.0%

	Years Ended October 31,		Increase
	2003	2002	(Decrease)

Net Cash Provided By Operating Activities	$60,142,000	$110,919,000	-45.8%
Net Cash Provided By (Used In) Investing Activities	$66,054,000	$(59,318,000)	—
Common stock issued	$14,324,000	$17,955,000	-20.2%
Stock buyback	(30,354,000)	(23,632,000)	28.4%
Dividends paid	(18,635,000)	(17,730,000)	5.1%
Repayment of long-term borrowings	—	(11,819,000)	—
Net Cash Used In Financing Activities	$(34,665,000)	$(35,226,000)	-1.6%

SUMMARY INCOME STATEMENT

		Three Months Ended October 31,		Increase
		2003	2002	(Decrease)

		(UNAUDITED)
	Sales and other income	$578,402,000	$555,123,000	4.2%
	Operating expenses and cost of goods sold	514,751,000	495,778,000	3.8%
	Selling, general and administrative expenses	44,108,000	42,462,000	3.9%
	Interest expense	255,000	326,000	-21.8%

	Income from continuing operations before income taxes	19,288,000	16,557,000	16.5%

	Income from continuing operations, net of income taxes	12,844,000	11,129,000	15.4%
	Income from discontinued operation, net of income taxes	146,000	985,000	-85.2%
	Gain on sale of discontinued operation, net of income taxes	51,500,000	—	—
	Net income	$64,490,000	$12,114,000	432.4%
	Net income per common share:
Basic -	From continuing operations	$0.26	$0.23	13.0%
	From discontinued operation	—	0.02	—
	Net gain on sale of discontinued operation	1.05	—	—

	Net income	$1.31	$0.25	424.0%

Diluted -	From continuing operations	$0.26	$0.22	18.2%
	From discontinued operation	—	0.02	—
	Net gain on sale of discontinued operation	1.03	—	—

	Net income	$1.29	$0.24	437.5%
	Average common shares outstanding:
	Basic	48,945,000	49,186,000	-0.5%
	Diluted	49,922,000	50,710,000	-1.6%

		Years Ended October 31,		Increase
		2003	2002	(Decrease)

	Sales and other income	$2,262,476,000	$2,068,058,000	9.4%
	Gain on insurance claim	—	10,025,000	—
	Total revenues	2,262,476,000	2,078,083,000	8.9%
	Operating expenses and cost of goods sold	2,035,731,000	1,855,980,000	9.7%
	Selling, general and administrative expenses	171,135,000	156,042,000	9.7%
	Interest expense	758,000	1,052,000	-27.9%

	Income from continuing operations before income taxes	54,852,000	65,009,000	-15.6%

	Income from continuing operations, net of income taxes	36,398,000	44,058,000	-17.4%
	Income from discontinued operation, net of income taxes	2,560,000	2,670,000	-4.1%
	Gain on sale of discontinued operation, net of income taxes	51,500,000	—	—
	Net income	$90,458,000	$46,728,000	93.6%
	Net income per common share:
Basic -	From continuing operations	$0.74	$0.90	-17.8%
	From discontinued operation	0.05	0.05	—
	Net gain on sale of discontinued operation	1.05	—	—

	Net income	$1.84	$0.95	93.7%

Diluted -	From continuing operations	$0.73	$0.86	-15.1%
	From discontinued operation	0.05	0.06	-16.7%
	Net gain on sale of discontinued operation	1.03	—	—

	Net income	$1.81	$0.92	96.7%
	Average common shares outstanding:
	Basic	49,065,000	49,116,000	-0.1%
	Diluted	50,004,000	51,015,000	-2.0%

SALES AND OPERATING PROFIT BY SEGMENT

	Three Months Ended October 31,		Increase
	2003	2002	(Decrease)

	(UNAUDITED)
Sales and Other Income
Janitorial	$350,611,000	$330,450,000	6.1%
Parking	96,667,000	93,760,000	3.1%
Engineering	46,166,000	43,951,000	5.0%
Security	41,424,000	37,172,000	11.4%
Lighting	30,159,000	34,352,000	-12.2%
Other	12,866,000	15,315,000	-16.0%
Corporate	509,000	123,000	313.8%

	$578,402,000	$555,123,000	4.2%
Operating Profit
Janitorial	$16,251,000	$14,725,000	10.4%
Parking	2,411,000	2,040,000	18.2%
Engineering	2,678,000	2,747,000	-2.5%
Security	2,086,000	1,911,000	9.2%
Lighting	1,780,000	2,377,000	-25.1%
Other	1,057,000	197,000	436.5%
Corporate expenses	(6,720,000)	(7,114,000)	-5.5%

Operating profit from continuing operations	19,543,000	16,883,000	15.8%
Interest expense	(255,000)	(326,000)	-21.8%

Income from continuing operations before income taxes	$19,288,000	$16,557,000	16.5%

	Years Ended October 31,		Increase
	2003	2002	(Decrease)

Sales and Other Income
Janitorial	$1,368,282,000	$1,197,035,000	14.3%
Parking	380,576,000	363,511,000	4.7%
Engineering	180,230,000	173,561,000	3.8%
Security	159,670,000	140,569,000	13.6%
Lighting	127,539,000	130,858,000	-2.5%
Other	45,394,000	61,963,000	-26.7%
Corporate	785,000	561,000	39.9%

	$2,262,476,000	$2,068,058,000	9.4%
Operating Profit
Janitorial	$53,487,000	$54,337,000	-1.6%
Parking	6,349,000	6,948,000	-8.6%
Engineering	9,925,000	10,033,000	-1.1%
Security	6,485,000	5,639,000	15.0%
Lighting	5,646,000	8,261,000	-31.7%
Other	1,337,000	(1,190,000)	212.4%
Corporate expenses	(27,619,000)	(27,992,000)	-1.3%

Operating profit from continuing operations	55,610,000	56,036,000	-0.8%
Gain on insurance claim	—	10,025,000	—
Interest expense	(758,000)	(1,052,000)	-27.9%

Income from continuing operations before income taxes	$54,852,000	$65,009,000	-15.6%

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